Exhibit 99.2

SATCON TECHNOLOGY

Moderator: Gary Brandt

November 16, 2006

9:00 a.m. CT

Operator:  Good day everyone and welcome to today’s SatCon Technology earnings conference call for quarter ending September 30th, 2006.  Today’s call is being recorded.

At this time for opening remarks and introductions, I would like to turn the call over to Vice President, Corporate Development, Gary Brandt.  Please go ahead.

Gary Brandt:  Thank you, Gwen.  Welcome to the SatCon Technology Corporation quarterly conference call.

Joining me today in Burlington, Ontario, home of our Stationary Power Systems Division responsible for our renewable energy business is David Eisenhaure, Chief Executive Officer; David O’Neil, Vice President Finance and Treasurer; and Clemens van Zeyl, President of Stationary Power Systems based in Canada.

Prior to commencing the call, I would like to take care of some important business, the reading of our Safe Harbor Statement.  The comments made on this conference call may contain forward-looking statements that involve a number risks and uncertainties.

For this purpose, any statements that are contained herein that are not statements of historical fact may be deemed to be forward-looking statements, without limiting ourselves to the following words:  believes, anticipates, plans, expects, intends and similar expressions, which are intended to identify forward-looking statements.  Important factors that could cause actual results to differ materially from those indicated or inferred by such forward-looking statements are set forth under the caption, “Risk Factors” in SatCon’s annual report on Form 10-K for the year ended September 30th, 2005 and in subsequently filed quarterly reports on Form 10-Q, including the quarterly report on Form 10-Q for this quarter, ended September 30th, 2006.

These factors are included herein by reference.  Copies are available from SatCon upon request.  This call is being recorded by SatCon and a replay of the call will be available on the SatCon web site for a period of two months.  This conference call and associated recordings belongs to SatCon and is prepared for the benefit of our investors.  No unauthorized recording of this call or preparation of transcripts is permitted without the written permission of SatCon management.

Today, we are issuing a press release announcing our financial results for the quarter ended September 30th, 2006.  I understand there’s been a bit of a glitch with the business wires and that it’s not actually out at this point in time and it is that within 15 minutes to half an hour and I apologize for that.  But our 10-Q was filed on Tuesday evening and is in the public domain.  A copy of this press release will be available on our web site, www.satcon.com.  We recently announced the change in our fiscal year-end to December 31st from September 30th; consequently this quarter has been presented as nine months, year to date, with a comparison to the nine months ended September 30th, 2005.

With those important housekeeping items out of the way, let me get started with today’s conference call.  As I mentioned, I’m Gary Brandt, Vice President, Corporate Development, and I’m pleased to say that operationally we are doing what we said we would be doing and that is underscored by the strong order backlog, the sequential gains in revenue and the changing mix in revenues towards renewable energy products.  Highlights for the quarter are once again we have experienced sequential revenue growth for the third consecutive quarter.  Over the past four quarters, revenues have increased from 7.1 million, to 7.6 million, to 8.1 million, to 8.5 million, and we have increased our orders on hand to a new record of 32 million, up from 20 million one year ago.  Based on the expected delivery dates for those – these orders on hand, we expect the sequential growth to continue into the new fourth quarter, ending December 31st, 2006.

Recognizing that it is not enough to simply grow the top line revenues, we have also taken significant steps to streamline operations by exiting the Worcester facility.  This will eliminate approximately one-third of our leased capacity and reduce our overhead spending by approximately 15 percent.  We are prioritizing our spending on the rapidly growing alternative energy business.

In our Stationary Power Systems Division, based here in Burlington, Ontario, revenues have grown steadily over the past four quarters, from 1.8 million, to 2.3 million, to 3.1 million, to 4.1 million in the current quarter and is expected to represent over half the company’s consolidated revenue in the upcoming quarter.  This revenue growth is being driven by our market success in alternative energy power systems, and in particular, commercial grade solar applications.

The company continues to transition its business towards alternative energy markets, as underscored by the rapidly growing orders on hand.  As at September 30th, 2006, approximately 16 million, or 50 percent of the orders on hand were from stationary powered systems subsidiary, compared with approximately six million, or approximately 30 percent of the total orders on hand coming from stationary power systems, as at September 30th, 2005.

In order to provide better visibility into our Stationary Power Systems Division based in Canada, we have provided certain key financial data and metrics for this business unit.  Clemens van Zeyl is with us today and will provide further commentary on the Canadian operations.  We currently anticipate revenue for this subsidiary of over $14 million for the 12 months ended December 31st, 2006, an expected increase of over 40 percent compared with 9.7 million for the comparable 12 months in 2005.  Alternative energy power systems represent approximately two-thirds of the total.  At the end of September quarter, our backlog for this business was approximately $16 million, with over 25 percent scheduled to ship in the December quarter.

Since launching our Photovoltaic Inverter product line in fiscal year 2004, we have shipped over 25 megawatts of inverters, including 21 megawatts over the past 12 months.  In addition, we’ve booked orders for approximately 26 megawatts of Photovoltaic Inverters over the same 12 months.  To put it in perspective, 20 megawatts of capacity is enough power for approximately 8,000 homes.  Our primary challenge for the rest of 2006 and into fiscal 2007 is to effectively manage our growth and ensure that the necessary capital is available to fund the working capital requirement.

I would now like to introduce Dave O’Neil to review the financial results for the quarter.  Clemens van Zeyl will provide further color on the Canadian operations and then Dave Eisenhaure will provide some comments prior to opening up the call for questions.  David?

Dave O’Neil:  Thanks, Gary.  Operating loss for the quarter was 3.5 million, compared to an operating loss of 3.9 million for the same period in 2005.  Operating loss for the nine-month period ended September 30th, 2006 was 10.2 million compared to an operating loss of 8.3 million for the same period of 2005.  On a year to date basis, the increased operating loss is primarily attributable to lower revenues combined with incremental investment spending of over a million dollars, which has been invested in new market and product initiatives, which are expected to drive incremental revenue growth over the upcoming quarters.

Revenue for the quarter ended September 30th, 2006 was 8.5 million, compared with 10.3 million for the quarter ended September 30th, 2005.  Revenue for the nine months ended September

30th, 2006 was 24.2 million, compared with 26.8 million for the comparable period ended September 30th, 2005.  The year over year decline in revenue was primarily due to the disposition of non-strategic product line.  Year over year comparisons were impacted by two million dollars related to the previous announced sale of the Shaker product line in December of 2005.  Orders on hand at the end of September 2006 were a record $32 million, an increase of approximately 60 percent, compared to $20 million at the end of September 2005.

Significant non-cash finance charges associated with the valuation of derivatives related to the recently issued convertible notes and related warrant have had significant impact on our net loss for both quarter-end and year to date.  Net loss for the quarter was 7.6 million, or 19 cents a share, compared with a net loss of 4.2 million, or 12 cents per share for the same period of 2005.  Net loss for the nine months ended September 30th, 2006 was 14.3 million, or 37 cents per share, compared with a net loss of 8.8 million, or 26 cents a share for the same period of 2005.

For the nine months ended September 30th, 2006, stationary power systems in Canada, revenues were 9.7 million, or 40 percent of total revenues, compared with 7.9 million, or 29 percent of the total revenues for the nine months ended September 30th, 2005.  As further indication of the pace of the changing revenue mix, stationary power system revenues were 4.1 million, or 48 percent of the total revenues for the most recent quarter ended September 30th, 2006, compared to 3.2 million, or 31 percent of the total revenues for the comparable quarter in 2005.

Commercial grade solar inverters continue to gain market traction and represent approximately 2.2 million, or 26 percent, and 5.5 million, or 23 percent of our total corporate revenues for the quarter ended and year to date, respectively, compared with approximately 1.5 million, or 15 percent, and 3.0 million, or 11 percent in the comparable periods of the prior year.

For the nine months ended September 30th, 2006, electronic revenues were 7.5 million, or 30 percent of total revenues, compared to 7.3 million, or 27 percent of total revenues for the comparable period of 2005.  The half million increase in incremental investments in new products is contributing to the revenue growth.

For the nine months ended September 30th, 2006, Applied Technology Division revenues were 3.5 million, or 15 percent of total revenues, compared with 5.2 million, or 20 percent of total revenues for the comparable period of 2005.  Government funding of our power technology initiative not only subsidized our significant research and development activity, but further advances our power electronics portfolio, creating important barriers to entry as the renewable energy markets demand advanced power management features.

For the nine months ended September 30th, 2006, other power systems based in Worcester, Mass. Recorded revenues of 3.5 million, or 15 percent of the total revenues, compared with 6.4 million, or 24 percent of the total revenues for the comparable period of 2005.  The year over year decline of 2.9 million is primarily due to the sale of the Shaker product line in December of 2005 and lower revenue from the Maglev product line.

Total operating expenses for the quarter ended September 30th, 2006 were 12 million, compared to 14.3 million for comp, the comparable period in 2005.  Excluding combined direct materials and labor costs of 5.3 million, overhead costs were 6.7 million, a 10 percent reduction compared to 7.4 million in the prior year.  Total operating expenses for the nine months ended September 30th, 2006 were 34.4 million, down slightly from, as compared with 35 million for the comparable period in 2005.  Excluding combined direct material and labor costs of 13.8 million, overhead costs were at 20.6 million, a five percent increase compared with 19.7 million for the prior year.  Excluding an incremental 1.1 million in investment spending in new products and market initiatives, overhead expenses were essentially flat compared with the comparable period of 2005.

Cash used in the operations in the third quarter was (type) 2.5 million.  We entered the quarter with a net 1.4 million in cash.  During the quarter, we completed the sale of convertible notes, which netted the company approximately 11 million in cash and we ended the quarter with 10 million in cash.

Now I’d like to turn over the call to Clemens van Zeyl, President of Power Systems – Stationary Power Systems here in Canada.  Clemens?

Clemens van Zeyl:  Thank you, Dave.  I’m particularly pleased to be hosting this SatCon quarterly conference call today in our Burlington facility.  I think it is indicative of the role that stationary power systems business is playing in SatCon.

Six months ago, I told you how refreshing it was to rejoin the SatCon team and get reacquainted with one of the most talented power electronics teams in the industry.  I am please to say that we are making excellent progress.  The markets for stationary power systems are growing, in particular, alternative energy markets, and within that market, renewable energy.  Our ability and response in the varying requirements for medium and high voltage power solutions continues to gain us market recognition.  We are capitalizing on this fortunate opportunity by investing in our sales and service infrastructure, broadening our product portfolio, expanding our geographic reach and reducing our cost of goods sold.  We know what we need to do and we are executing on our goal.  I’m excited about our prospects.

Our primary goal is currently focused on driving top line revenue growth while managing our earnings.  As discussed by Gary and Dave, we have experienced year over year revenue growth of 23 percent and are projecting the full revenue growth to be in excess of 40 percent for the 12 months ended December 31st, 2006.  We anticipate this trend to continue, with continued

projected growth in alternative energy and in particular, Photovoltaics in the renewable energy segment.

The global market for high power, commercial grade, Photovoltaics Inverters is approximately 75 million and is growing at approximately 30 percent.  We are pleased with our success to date.

When I was here six months ago, I drew your attention to specific gas and electric, a specific gas and electric web site, which monitored the solar projects eligible for rebate.  The web site is www.pgande — or pge.com/suppliers_purchasing.  To give you an appreciation for how well SatCon has done in converting these market prospects, about 40 percent of the 45 megawatts identified as SatCon prospective projects has just been converted to orders.

I would now like to turn the call over to our CEO, Dave Eisenhaure.

Dave Eisenhaure:  Thank you, Clemens.  SatCon has long maintained that the world is undergoing a significant change in the way that electricity is produced and utilized, and importantly, the company has both the technology and, more recently, commercial products to participate in that change.

SatCon is well renowned for technology development related to power distribution, controls of management, as well as systems engineering.  Today, with the emergence of alternative energy markets, looking for high efficiency, high reliability inverters, SatCon’s vision of transitioning power management technologies to commercial products can be realized.

The growth and revenue of our Stationary Power Systems Division is evidence that the strategy of achieving financial sustainability through renewable energy markets is both timely and potentially achievable.  In order to ensure that our company will be able to respond effectively to these rapidly emerging market opportunities, steps are being taken to first, curtail activities in non-strategic product lines, and second, direct working capital toward growth markets like alternative energy or our products and inverters.

Taking into consideration the record level of orders on hand, combined with active quotes and supply agreements, we are expecting to show an improvement in revenues in the fourth quarter of fiscal 2006, compared with the third quarter of 2006.  We thank you for your continued support.

Operator, at this time, let’s open the call up to questions.

Gary Brandt:  Thank you.  Gwen?

Operator:  Thank you.  If you would like to ask a question, please do so by pressing the star key followed by the digit one on your touch-tone telephone.  If you are using a speakerphone, please make sure your mute function is turned off to allow your signal to reach our equipment.  Once again, star one if you have a question.  We’ll pause for just a moment to assemble our roster.  And once again, star one if you do have a question at this time.

Gary Brandt:  Gwen, if there’s no questions …

Operator:  There are no questions at this time.

Gary Brandt:  All right.  If I could just let everybody know that the press release did cross the wire at shortly after 10:00, so please refer to the press release and if you have individual questions, please do not hesitate to call, and we’ll deal with you individually.

David Eisenhaure:  Yes, well, this is Dave Eisenhaure again.  Thank you all for joining us today and we’ll conclude the conference call at this time.  If you, you know, as Gary said, if you have questions during the quarter, give us, give any one of us a call.  We’ll try to answer that.  We appreciate your support going forward and we look forward to talking to you next quarter on our subsequent conference call.  Thank you all very much.

Operator:  Thank you, everyone.  That does conclude today’s conference.  You may now disconnect.

END